Exhibit (2) to Form 8-K












                           STOCK PURCHASE AGREEMENT

                           DATED AS OF JUNE 23, 1997

                                BY AND BETWEEN

                          FRANKLIN ELECTRIC CO., INC.

                                    AND

                           BAKER HUGHES INCORPORATED












      (i)

                              TABLE OF CONTENTS

ARTICLE 1 - SALE AND TRANSFER OF SHARES; CLOSING.....................1
   1.1   Shares......................................................1
   1.2   Purchase Price..............................................1
   1.3   Closing.....................................................2
   1.4   Closing Statement; Purchase Price Adjustment................2

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLER.................3
   2.1   Organization and Good Standing..............................3
   2.2   Authority; No Conflict; No Consents.........................4
   2.3   Capitalization and Ownership of the Shares..................5
   2.4   Financial Statements........................................5
   2.5   Title to Properties; Encumbrances...........................5
   2.6   Accounts Receivable.........................................6
   2.7   No Undisclosed Liabilities..................................6
   2.8   Taxes.......................................................6
   2.9   No Material Adverse Change..................................8
   2.10  Employee Benefits...........................................8
   2.11  Compliance with Law; Governmental Authorizations...........11
   2.12  Legal Proceedings; Orders..................................11
   2.13  Absence of Certain Changes and Events......................11
   2.14  Contracts; No Defaults.....................................13
   2.15  Environmental Matters......................................13
   2.16  Employees..................................................13
   2.17  Labor Relations; Compliance................................14
   2.18  Intellectual Property......................................14
   2.19  Condition of Fixed Assets and Inventory....................14
   2.20  Insurance..................................................14
   2.21  Brokers or Finders.........................................15

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER.................15
   3.1   Organization and Good Standing.............................15
   3.2   Authority; No Conflict; No Consents........................15
   3.3   Investment Intent..........................................16
   3.4   Legal Proceedings..........................................16
   3.5   Brokers or Finders.........................................16

ARTICLE 4 - COVENANTS...............................................16
   4.1   Access and Investigation...................................16
   4.2   Operation of the Businesses of the Company.................17


      (ii)

   4.3   Exclusivity................................................18
   4.4   HSR Act Filing.............................................18
   4.5   Allocation Schedule........................................19
   4.6   Environmental Audits.......................................19
   4.7   Employees and Employee Benefits............................19
   4.8   Technology and Asset Transfers.............................20
   4.9   Option Shares..............................................20
   4.10  Collection of Receivables..................................21
   4.11  Reasonable Efforts.........................................21

ARTICLE 5 - CONDITIONS TO EACH PARTY'S OBLIGATIONS..................21
   5.1   No Proceedings.............................................21
   5.2   HSR Act....................................................21

ARTICLE 6 - CONDITIONS TO THE OBLIGATIONS OF BUYER..................22
   6.1   Accuracy of Representations................................22
   6.2   Performance................................................22
   6.3   Delivery of Shares.........................................22
   6.4   Closing Documents..........................................22
   6.5   Resignation of Directors and Officers......................23

ARTICLE 7 - CONDITIONS TO THE OBLIGATIONS OF SELLER.................23
   7.1   Accuracy of Representations................................23
   7.2   Buyer's Performance........................................23
   7.3   Payment of Purchase Price..................................23
   7.4   Closing Documents..........................................23

ARTICLE 8 - TERMINATION.............................................24
   8.1   Termination Events.........................................24
   8.2   Effect of Termination......................................25

ARTICLE 9 - TAX MATTERS.............................................25
   9.1   Section 338(h)(10) Election................................25
   9.2   Liability for Taxes........................................26
   9.3   Tax Proceedings............................................27
   9.4   Payment of Taxes...........................................28
   9.5   Returns....................................................28
   9.6   Tax Allocation Arrangements................................28
   9.7   Cooperation and Exchange of Information....................28
   9.8   Survival of Obligations....................................29
   9.9   Conflict...................................................29


      (iii)

ARTICLE 10 - INDEMNIFICATION; REMEDIES..............................29
  10.1   Survival...................................................29
  10.2   Indemnification and Payment of Damages by Seller...........29
  10.3   Indemnification and Payment of Damages by Buyer............30
  10.4   Time Limitations...........................................30
  10.5   Limitations on Amount--Seller..............................30
  10.6   Procedure for Indemnification--Third Party Claims..........30
  10.7   Procedure for Indemnification -- Other Claims..............31
  10.8   General....................................................31
  10.9   Release....................................................32

ARTICLE 11 - GENERAL PROVISIONS.....................................32
  11.1   Expenses...................................................32
  11.2   Public Announcements.......................................32
  11.3   Confidentiality............................................32
  11.4   Non-Solicitation...........................................33
  11.5   Covenant Not To Compete....................................33
  11.6   Notices....................................................33
  11.7   Arbitration................................................34
  11.8   Further Assurances.........................................35
  11.9   Waiver.....................................................35
  11.10  Entire Agreement and Modification..........................35
  11.11  Assignments, Successors, and No Third-Party Rights.........35
  11.12  Severability...............................................36
  11.13  Headings, Construction.....................................36
  11.14  Governing Law..............................................36
  11.15  Counterparts...............................................36

                           STOCK PURCHASE AGREEMENT
                           ------------------------

   This Stock Purchase Agreement ("Agreement") is made as of June 23, 1997, by and between Franklin Electric Co., Inc., an Indiana corporation ("Seller"), and Baker Hughes Incorporated, a Delaware corporation ("Buyer").

   WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Oil Dynamics, Inc., an Oklahoma corporation (the "Company"); and

   WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

   NOW, THEREFORE, in consideration of these premises and the mutual representations, warranties and covenants contained herein, the parties agree as follows:


                                  ARTICLE 1

                     SALE AND TRANSFER OF SHARES; CLOSING
                     ------------------------------------

1.1   Shares

In accordance with the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3), Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, all of the issued and outstanding shares of capital stock of the Company (the "Shares").

1.2   Purchase Price

The purchase price (the "Purchase Price") for the Shares will be $31,500,000, subject to adjustment as set forth in Section 1.4. Buyer will deliver the Purchase Price to Seller as follows: (a) on the date hereof, Buyer will deliver $250,000 to Seller which, subject to Section 8.2, shall be non-refundable and shall be applied at the Closing to the Purchase Price or, if applicable, to the Termination Payment provided for in Section 8.2(b), and (b) at the Closing, Buyer will deliver $31,250,000 to Seller. Each of the foregoing deliveries by Buyer will be made by bank cashier's or certified check payable to the order of Seller or by wire transfer of immediately available funds to Seller's account as designated in writing by Seller to Buyer at least one (1) business day prior to the respective payment date.

1.3   Closing

The Closing of the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Baker & Botts, L.L.P., Houston, Texas 77002-4995 at 10:00 a.m. (local time) on the second business day following the date on which the last of the conditions set forth in Articles 5, 6 and 7 have been fulfilled or waived in accordance with this Agreement (the "Closing Date"), or at such other place and time as Seller and Buyer shall mutually agree. At the Closing, the parties will deliver the documents referred to in Articles 6 and 7; Buyer will deliver $31,250,000 to Seller; and Seller will deliver to Buyer stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), free and clear of any charge, claim, interest, option, lien, pledge, security interest, or restriction of any kind ("Encumbrance").

1.4   Closing Statement; Purchase Price Adjustment

(a) As soon as practicable after the Closing Date but in no event later than thirty (30) days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller a closing statement in the form attached hereto as Exhibit A (the "Closing Statement"), reflecting the net book value as of the Closing Date of the Current Assets (including inventory), Current Liabilities and Property, Plant and Equipment of the Company and its Subsidiaries on a consolidated basis. The Closing Statement shall fairly present the items listed thereon as of the Closing Date in accordance with generally accepted accounting principles ("GAAP") and on a basis consistent with the accounting principles, practices, procedures and policies that were used in preparing the Balance Sheet and the Interim Balance Sheet (each as defined below in Section 2.4). Seller shall have a period of ten (10) days after delivery of the Closing Statement to review it and make any objections it may have in writing to Buyer. If written objections to the Closing Statement are delivered to Buyer by Seller within such ten-day period, then Seller and Buyer shall attempt to resolve the matter or matters in dispute. If no written objections are made by Seller within such ten-day period, then the Closing Statement shall be final and binding on the parties hereto. If disputes with respect to the Closing Statement cannot be resolved by Seller and Buyer within thirty (30) days after the delivery of the objections to the Closing Statement, then, at the request of Buyer or Seller within ten (10) days after the expiration of the thirty-day period, the specific matters in dispute shall be submitted to the Tulsa, Oklahoma office of such Big Six independent accounting firm as may be approved by Seller and Buyer, which firm shall render its opinion as to such matters as expeditiously as possible and in any event within thirty (30) days of submission. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Buyer.

(b) Within five (5) days of Buyer's and Seller's agreement on the Closing Statement (or the decision of the independent firm referred to in Section 1.4(a) above):

(i) If the net book value of Current Assets plus the net book value of Property, Plant and Equipment, less the net book value of Current Liabilities, in each case as reflected on the Closing Statement, exceeds $23,307,000, Buyer shall pay the amount of such excess to Seller, together with interest on such amount from the Closing Date to the date of such payment at a rate per annum equal to 7%.

(ii) If the net book value of Current Assets plus the net book value of Property, Plant and Equipment, less the net book value of Current Liabilities, in each case as reflected on the Closing Statement, is less than $23,307,000, Seller shall pay the amount of such difference to Buyer, together with interest on such amount from the Closing Date to the date of such payment at a rate per annum equal to 7%.

(c) For purposes of this Section 1.4, the calculation of the net book value of Current Assets plus the net book value of Property, Plant and Equipment, less the net book value of Current Liabilities shall exclude (i) any intercompany payables or receivables to or from (a) Seller or any affiliate of Seller (other than the Company or any Subsidiary), on the one hand, and (b) the Company or any Subsidiary, on the other hand, and (ii) items of the types and kinds eliminated as adjustments as reflected in the form of the Closing Statement attached hereto as Disclosure Schedule 1.4, including, but not limited to, items recorded as assets or liabilities arising from Taxes (as defined in Section 2.8(g)). All intercompany payables and receivables referred to in the first sentence of this Section 1.4(c) shall be canceled or recharacterized as capital of the Company at or prior to the Closing.


                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1   Organization and Good Standing

(a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of, in the case of the Company, the state of Oklahoma, and in the case of each Subsidiary, the jurisdiction indicated on Disclosure Schedule 2.3, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").

(b) Seller has delivered to Buyer true and complete copies of the charter and by-laws of each of the Company and the Subsidiaries, as currently in effect.

2.2   Authority; No Conflict; No Consents

(a) Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

(b) Except as set forth in Disclosure Schedule 2.2(b) and except for conflicts or violations which would not have a Material Adverse Effect, neither the execution and delivery of this Agreement by Seller nor the consummation of any of the transactions contemplated herein by Seller will, directly or indirectly (with or without notice or lapse of time):

(i) conflict with, or result in a violation of any provision of the charter or by-laws of the Company, any Subsidiary or Seller;

(ii) except as set forth in Section 2.2(c), conflict with, or result in a violation of, any law, order, decision, judgment, ruling or verdict entered or issued by any court, administrative agency or other governmental body to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, may be subject; or

(iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any Subsidiary; or

(iv) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Subsidiary under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or any of its respective properties is bound or affected.

(c)   Except as required by the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended (the "HSR Act") or as set forth in Disclosure Schedule 2.2(c), neither Seller nor the Company nor any Subsidiary is or will be required to give any notice to, or obtain any approval, consent or authorization from, any person or governmental body ("Governmental Authorization") in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

2.3   Capitalization and Ownership of the Shares

The authorized capitalization of the Company consists of 1,700,000 shares of Class A common stock, par value $.10 per share, and 3,627 shares of Class B common stock, par value $12.00 per share, of which 850,000 shares of Class A common stock are issued and outstanding and 3,333 shares of Class B common stock shares are issued and held as treasury shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. All of the outstanding equity securities of the Company and of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Disclosure Schedule 2.3 sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of the Company (each, a "Subsidiary"). Except as set forth on Disclosure Schedule 2.3, there are no contracts, subscriptions, options or other agreements relating to the issuance, sale, or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. The Company and its Subsidiaries own no capital stock or other interest in any person other than the stock of the Subsidiaries. The Company owns all of the outstanding capital stock of each Subsidiary.

2.4   Financial Statements

Seller has delivered to Buyer: (a) the consolidated balance sheet of the Company and its Subsidiaries as at December 28, 1996 (the "Balance Sheet") and the related statement of income for the fiscal year then ended, (b) an interim consolidated balance sheet of the Company and its Subsidiaries as at April 30, 1997 (the "Interim Balance Sheet") and the related statement of income for the four months then ended. These financial statements have not been separately audited but fairly present the financial condition and the results of operations of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material.

2.5   Title to Properties; Encumbrances

Disclosure Schedule 2.5 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company or any Subsidiary. Each of the Company and its Subsidiaries owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business and consistent with past practice), and all of the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of the Balance Sheet and the Interim

Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business and consistent with past practice). All properties and assets, owned by the Company or any Subsidiary are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) liens for current taxes not yet due, and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any Subsidiary , (ii) liens, mortgages or deeds of trust that are set forth in Disclosure Schedule 2.5, and (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto (each, a "Permitted Lien").

2.6   Accounts Receivable

All accounts receivable of the Company and the Subsidiaries that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible (in United States dollars or United States dollar equivalents on the date of payment) net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company and the Subsidiaries as of the Closing Date (which reserves are adequate in accordance with GAAP and calculated consistent with past practice).

2.7   No Undisclosed Liabilities

Except as set forth in Disclosure Schedule 2.7, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

2.8   Taxes

(a)   Except as set forth in Disclosure Schedule 2.8, the Company,
Seller, the Subsidiaries and any affiliated, consolidated, combined, unitary or similar group ("Group") of which the Company or any of the Subsidiaries is or has been a member have (i) caused to be duly filed on a timely basis (taking into account any extensions) with the appropriate governmental authorities all returns, declarations, reports, estimates, elections, information returns, forms and statements ("Returns") in respect of Taxes (as hereinafter defined) required to be filed or sent by or with respect to the Company or any Subsidiary, (ii) caused to be duly paid or deposited on a timely basis or made adequate provisions in accordance with GAAP for the payment of all Taxes for which the Company or any Subsidiary may be liable and

(iii) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes with respect to the Company or any Subsidiary.

(b) Disclosure Schedule 2.8 sets forth any Group in which the Company or any Subsidiary is or has been a member or in whose Returns the Company or any Subsidiary joins or has joined in the filing, and the taxable periods for which the Company or any Subsidiary has been such a member or has so joined.

(c) Except as set forth in Disclosure Schedule 2.8, (i) there are no tax liens upon any assets of the Company or any Subsidiary, (ii) there are no outstanding agreements, waivers or other documents by or with respect to the Company or any Subsidiary extending or having the effect of extending the period for assessment or collection of any Taxes, (iii) there are no closing agreements in effect pursuant to Section 7121 of the Code (as hereinafter defined), or any predecessor provision thereof, or any comparable provision of state, local, foreign or other income tax law that relates to the assets or operations of the Company or any Subsidiary, (iv) there is no pending action, proceeding or investigation, and, to the best knowledge of Seller, no action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of Taxes with respect to the Company or any Subsidiary, (v) no claim for assessment or collection of Taxes has been asserted and no actual or proposed assessment has been made against the Company, the Subsidiaries, Seller or any Group of which the Company or any Subsidiary is or was a member with respect to the Taxes of the Company or any Subsidiary, (vi) no extension of time is in effect with respect to the date on which any Return is to be filed by or with respect to the Company or any Subsidiary, (vii) no power of attorney with respect to Taxes of the Company or any Subsidiary is currently in effect and (viii) neither the Company nor any Subsidiary has an interest in any unincorporated organization that is treated as a partnership for United States federal income tax purposes.

(d) Neither the Company nor any Subsidiary is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

(e)Except as set forth in Disclosure Schedule 2.8, neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under any tax sharing, indemnity or allocation agreement or similar agreement or arrangement.

(f)None of the Subsidiaries which is organized outside the United
States (the "Foreign Subsidiaries") (i) is or has been a passive foreign investment company within the meaning of Section 1296 of the Code, (ii) owns or has owned a United States real property interest within the meaning of
Section 897(c) of the Code, (iii) holds or has held any United States property within the meaning of Section 956 of the Code, (iv) is participating in or cooperating with, or has participated in or cooperated with, an international boycott within the meaning of Section 999 of the Code or (v) has or has had any income which is or is considered to be effectively connected with a trade or business within the United States for purposes of the Code.

(g) For purposes of this Agreement, "Taxes" means all federal, state, county, local, foreign or other taxes, charges, fees, levies, imposts, duties, licenses or other governmental assessments, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

2.9   No Material Adverse Change

Other than as disclosed in this Agreement or the Disclosure Schedules, since the date of the Balance Sheet, there has not been any change in the business, assets or financial condition of the Company or any Subsidiary which has had or which could reasonable be expected to have a Material Adverse Effect.

2.10  Employee Benefits

(a)   The following terms shall have the meanings set forth below:

(i) The term "Plan" means any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that currently is maintained by the Company or a Subsidiary for employees of the Company or its Subsidiaries or has been so maintained within six (6) years prior to the Closing.

(ii) The term "Qualified Plan" means any Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA and that is intended to meet the qualification requirements of the Internal Revenue Code of 1986, as amended ("Code").

(iii) The term "Title IV Plan" means any Qualified Plan that is a defined benefit plan (as defined in Section 3 (35) of ERISA) and is subject to Title IV of ERISA.

(iv) The term "Multiemployer Plan" means any Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

(v) The term "Control Group" means a controlled group of corporations of which the Company is a member within the meaning of
Section 414(b) of the Code, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code or any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code.

(vi) The term "Benefit Program or Agreement" means each personnel policy, stock option plan, bonus arrangement, incentive award arrangement, vacation policy, deferred compensation arrangement, supplemental income arrangement, employment agreement, collective bargaining agreement, consulting agreement and each other employee benefit plan, program, agreement, policy or arrangement that is not a Plan that currently is maintained by the Company or a Subsidiary for employees of the Company or its Subsidiaries.

(vii) The term "ESOP" means the Franklin Electric Co., Inc.
Employee Stock Ownership Plan.

(b)   All Plans, Benefit Programs and Agreements are set forth in
Disclosure Schedule 2.10(b). True and correct copies of each of the Plans, Benefit Programs and Agreements have been or will be furnished to Buyer, including the most recent annual report and actuarial valuation where applicable.

(c) Except as set forth in Disclosure Schedule 2.10(c), Seller represents and warrants as follows:

(i) Each Plan, Benefit Program and Agreement, and the ESOP have been administered in compliance in all material respects with its terms and in material compliance with the requirements of all applicable statutes (including but not limited to ERISA and the Code) and all required material reports and disclosures have been properly filed or forwarded to governmental agencies and participants.

(ii) To Seller's knowledge, no reportable event (as defined in Section 4043 of ERISA) that has a Material Adverse Effect on the Company, and that is not subject to an administrative or statutory waiver from reporting requirements, has occurred with respect to any Title IV Plan.

(iii) To Seller's knowledge, (x) neither the Company nor any other member of the Control Group has engaged in any transaction respecting the Plans in violation of Section 406(a) or (b) of ERISA, or that is a "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code, or for which no administrative exemption has been granted under Section 408(a) of ERISA, and (y) no act, omission or transaction has occurred respecting the Plans which would result in imposition on the Company of damages under Section 409 of ERISA, a civil penalty under Section 502 of ERISA or a tax pursuant to Chapter 43 of Subtitle D of the Code, that would have a Material Adverse Effect.

(iv)  No liability to the Pension Benefit Guaranty Corporation
("PBGC") has been incurred by the Company or any other member of the Control Group with respect to any Title IV Plan. PBGC has not instituted any proceedings to terminate any Title IV Plan under Section 4042 of ERISA and, to Seller's knowledge, there is no event or condition which presents a material risk of termination of any Title IV Plan.

(v) Each Qualified Plan and the ESOP is the subject of a favorable Internal Revenue Service determination with respect to its tax qualification, and is qualified and, to Seller's knowledge, no matter exists which would adversely affect such qualified status.

(vi) No matter is pending relating to any Plan, Benefit Program or Agreement before any court or governmental agency and, to Seller's knowledge, no such matter is threatened.

(vii) No Title IV Plan had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent plan year of such Plan ended prior to the date hereof.

(viii)All contributions payable to each Plan for all benefits earned and other liabilities accrued through April 30, 1997, other than PBGC premiums that are not currently due and payable, determined in accordance with the terms and conditions of such Plan, ERISA and the Code, have been paid or otherwise provided for, or to the extent unpaid are reflected in the Interim Balance Sheet.

(ix)  No waiver from the minimum funding standard requirements of
Section 302 of ERISA and Section 412 of the Code has been obtained or applied for with respect to any Title IV Plan.

(x)   Neither the Company nor any other member of the Control
Group contributes to currently or has within six (6) years prior to the Closing contributed to any Multiemployer Plan.

(xi) The assets of each Title IV Plan equal or exceed the actuarial present value of the benefit liabilities on an ongoing plan basis based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(xii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the Company to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional rights or service credits thereunder, except as otherwise specifically provided in this Agreement.

(xiii)With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not a Plan but which is currently maintained, or has been maintained, within six (6) years prior to the Closing by a Control Group member, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which liability has not been satisfied and would have a Material Adverse Effect, no liability to the PBGC has been incurred that has not been satisfied, no accumulated funding deficiency has been incurred, and all contributions required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(xiv) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Plans, Benefit Programs and Agreements that, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

(xv) Other than the ESOP, no employee benefit plan or program covering employees of the Company or its Subsidiaries is sponsored by Seller or any entity other than the Company or its Subsidiaries.

2.11  Compliance with Law; Governmental Authorizations

(a) Except as set forth in Disclosure Schedule 2.11(a), to Seller's knowledge, each of the Company and the Subsidiaries is in compliance in all material respects with all laws applicable to it or to the conduct or operation of its businesses or the ownership or use of its assets.

(b) Except as set forth in Disclosure Schedule 2.11(b), each of the Company and the Subsidiaries does not maintain, nor is it required to maintain, any Governmental Authorization to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to own and use its assets in the manner in which it currently owns and uses such assets.

2.12  Legal Proceedings; Orders

Except as set forth in Disclosure Schedule 2.12, there are no claims, actions, suits or proceedings pending, or to Seller's knowledge, threatened against or involving the Company or any Subsidiary which have or could reasonably be expected to have a Material Adverse Effect.

2.13  Absence of Certain Changes and Events

Except as set forth in Disclosure Schedule 2.13, since the date of the Balance Sheet, each of the Company and the Subsidiaries has conducted its businesses only in the ordinary course of business and there has not been any:

(a) change in the authorized or issued capital stock of the Company or any Subsidiary; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) increase in the salary of, or the rate of commissions payable to, or payment of any bonus or other compensation to, any director, officer or employee of the Company or any Subsidiary, or entry into any employment, severance, or similar contract with any director, officer, or employee of the Company or any Subsidiary;

(c) damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, which has or could reasonably be expected to have a Material Adverse Effect;

(d)   entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $300,000;

(e) material change in the accounting methods or principles or tax methods, elections or principles used by the Company or any Subsidiary;

(f) sale, lease, distribution, transfer, mortgage, pledge or subjection to lien of assets, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business and the creation of Permitted Liens;

(g) material transaction by the Company or any Subsidiary not in the ordinary and usual course of business;

(h) termination, or a threatened termination, or material modification, in each case not in the ordinary course of business, of any material contract or the relationship of the Company or any Subsidiary with any customer or supplier, who in the aggregate accounted for in excess of $300,000 of sales or purchases during the last full fiscal year;

(i) delay or reduction in capital expenditures in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures in the ordinary course of business consistent with past practice;

(j) acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

(k) waiver of any rights that, singly or in the aggregate, are material to the Company or the Subsidiaries or the financial condition or results of operation of the Company and the Subsidiaries;

(l) labor strikes, union organizational activities or other similar occurrence; or

(m) agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing.

2.14  Contracts; No Defaults

(a) Disclosure Schedule 2.14(a) contains a complete and accurate list of (i) each contract that involves expenditures by or receipts of the Company and the Subsidiaries (in the aggregate) in excess of $300,000 and that is not terminable by the Company or any Subsidiary or its successors or assigns without liability, penalty or premium upon 30 days' notice or less; (ii) each contract that involves expenditures by or receipts of the Company or any Subsidiary in excess of $500,000 (without regard to the ability to terminate);
(iii) each other contract which is material to the business, assets, liabilities, results of operations or financial condition of the Company and the Subsidiaries (in the aggregate); (iv) each employment, severance or change in control agreement between the Company or the Subsidiary on the one hand and any employee of the Company or the Subsidiary on the other hand; and (v) each contract that is subject to termination as a result of the consummation of the transactions contemplated herein.

(b) Except as set forth in Disclosure Schedule 2.14(b), each contract identified or required to be identified in Disclosure Schedule 2.14(a) is in full force and effect and is valid and enforceable in accordance with its terms.

2.15  Environmental Matters

Except as set forth in Disclosure Schedule 2.15, to Seller's knowledge, each of the Company and the Subsidiaries is in compliance in all material respects with all applicable federal, state, and local laws and regulations relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, the "Environmental Laws"). There are no claims, actions, suits or proceedings pending or, to Seller's knowledge, threatened against, or involving, the Company or any Subsidiary or any assets of the Company or any Subsidiary under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any Subsidiary.

2.16  Employees

Disclosure Schedule 2.16(a) contains a complete and accurate list of the following information for each employee or director of each of the Company and the Subsidiaries, including each employee on leave of absence or layoff status: name; job title; current base and bonus compensation paid or payable; any commissions or other compensation paid or payable; vacation earned or accrued; and service credited for purposes of vesting and eligibility to participate under the employee benefit plans of the Company, the Subsidiaries or Seller.

2.17  Labor Relations; Compliance

Each of the Company and the Subsidiaries has complied in all material respects with all laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Except as set forth in Disclosure Schedule 2.17, there are no collective bargaining agreements covering employees of the Company or any Subsidiary, and neither the Company nor any Subsidiary has had or, to the knowledge of Seller, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees which had a Material Adverse Effect.

2.18  Intellectual Property

Disclosure Schedule 2.18 sets forth a complete and correct list of all licenses, trademarks (whether registered or unregistered), service marks, trade names, and applications for registration of the foregoing, patents, patent applications and copyrights, owned or used by the Company or any Subsidiary in the conduct of their business (all such property required to be so set forth, whether or not actually listed, is referred to herein as the "Intellectual Property"). Each of the Company and the Subsidiaries has good title to and the right to use the Intellectual Property required to be designated as owned by it in Disclosure Schedule 2.18, free and clear of all licenses, sub-licenses or Encumbrances except as set forth in Disclosure
Schedule 2.18. Neither the Company nor any Subsidiary has received notice or claim that its title to or use of the Intellectual Property, as well as any material trade secrets or confidential information, is impaired, encumbered or invalid or is unenforceable by the Company or any Subsidiary. To Seller's knowledge, the use of any of the Intellectual Property by the Company or any Subsidiary, as well as any material trade secrets or confidential information, does not infringe upon any intellectual property owned by any other party, and there is no claim or action pending or, threatened with respect thereto.

2.19  Condition of Fixed Assets and Inventory

Except as set forth in Disclosure Schedule 2.19, the fixed assets of the Company and any Subsidiary are in serviceable condition, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. Except as set forth in Disclosure
Schedule 2.19, the inventory of the Company and any Subsidiary is merchantable and consists of a quality and quantity usable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written down in the Company's accounting records to net realizable value.

2.20  Insurance

Disclosure Schedule 2.20 contains a true and correct list and description of all insurance policies which are owned by the Company or any

Subsidiary or which name the Company or any Subsidiary as insured and which pertain to the employees or business of the Company or any Subsidiary.

2.21  Brokers or Finders

Neither the Company nor any Subsidiary nor Seller has incurred any obligation or liability, contingent or otherwise, to any party for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except with respect to Simmons & Company, the fees of which will be paid by Seller.


                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1   Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2   Authority; No Conflict; No Consents

(a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein by Buyer will give any person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein pursuant to (i) any provision of Buyer's charter and by-laws or, to Buyer's knowledge, any contract to which Buyer is a party or (ii) except as set forth in Section 3.2(c), any law or order to which Buyer may be subject.

(c)   Except as required by the HSR Act or as set forth in Disclosure
Schedule 3.2(c), Buyer is not and will not be required to give any notice to, or obtain any approval, consent or authorization (including any Governmental Authorization) from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

3.3   Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.4   Legal Proceedings

There is no pending, or to Buyer's knowledge, threatened claim, action, litigation or suit against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

3.5   Brokers or Finders

Buyer has not incurred any obligation or liability, contingent or otherwise, to any party for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


                                   ARTICLE 4

                                   COVENANTS

4.1   Access and Investigation

(a) Seller shall, and shall cause the Company to, give Buyer and (i) Buyer's employees, (ii) the persons listed in Disclosure Schedule 4.1, (iii) any other person specifically approved by Seller, and (iv) Buyer's outside advisers (for purposes of this Section 4.1, all such persons are referred to as "Buyer's Approved Representatives"), access to information reasonably requested by Buyer with respect to the Company and its Subsidiaries for a period of ten (10) business days beginning June 25, 1997 and ending at the close of business on July 9, 1997 (the "Inspection Period").

(b) Between the date of this Agreement and the Closing Date, Seller shall, and shall cause the Company to, give Buyer and Buyer's Approved Representatives access, during reasonable business hours and in such a manner as not to disrupt the normal business activities of the Company and any Subsidiary, to the personnel, properties, books and records of the Company and any Subsidiary as Buyer shall from time to time reasonably request; provided that Seller shall have the right to accompany any of Buyer's Approved Representatives while such person is on site at any of the properties of the Company or any Subsidiary. Buyer and Buyer's Approved Representatives shall have the right to observe the physical inventory conducted by the Company and its Subsidiaries at the end of June 1997.

4.2   Operation of the Businesses of the Company

Until the Closing, Seller shall, and shall cause the Company to, comply with the provisions set forth below:

(a) The Company and its Subsidiaries shall operate their respective businesses in the ordinary course;

(b) Seller shall promptly notify Buyer of, and furnish to Buyer any information that Buyer may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that may result in the representations and warranties of Seller not being true if they were made at any time prior to or as of the date of the Closing;

(c) Neither the Company nor any of its Subsidiaries shall (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its or their employees or any specific increase to any employee, (iii) provide for any new pension, retirement or other employment benefits to any of its or their employees or any increase in any existing benefits or (iv) terminate or amend in any respect or provide for any material increase in benefits under any Plan or any other employee benefit plan of the Company or any Subsidiary (except as contemplated by Sections 4.7(d) and 4.9);

(d) Neither the Company nor any of its Subsidiaries shall amend its certificate of incorporation or by-laws or enter into any merger or consolidation agreement;

(e) Neither the Company nor any of its Subsidiaries shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements;

(f) Seller and the Company shall use reasonable efforts to maintain and preserve the business of the Company and its Subsidiaries intact, to retain their present employees so that they will be available after the Closing and to maintain existing relationships with customers, suppliers, landlords, creditors, agents and others so that those relationships will be preserved after the Closing;

(g) Neither the Company nor any of its Subsidiaries shall sell, assign or dispose of any of its material assets or properties, tangible or intangible, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices;

(h) Neither the Company nor any of its Subsidiaries shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity or make any loans, advances or capital contributions to or investments in any other person or entity;

(i) The Company and its Subsidiaries shall maintain in full force and effect all insurance currently maintained;

(j) Neither the Company nor any of its Subsidiaries shall take, or agree in writing or otherwise to take, any of the actions described in this
Section 4.2 or any action that would make any representation or warranty inaccurate or untrue or that would result in any of the conditions set forth in Articles 5 or 6 hereof not being satisfied;

(k) The Company and its Subsidiaries shall comply with all applicable local, state and federal laws, rules and regulations, judgments, decrees, orders, governmental permits, certificates and licenses, including, without limitation, Environmental Laws;

(l) The Company and its Subsidiaries shall maintain the books of account and records in the usual, regular and customary manner consistent with practices employed prior to the date hereof; and

(m)   Neither the Company nor any Subsidiary shall implement or adopt
(i) any change in its accounting methods or principles or the application thereof (including depreciation lives ) or (ii) any material change in its tax methods, elections or principles or the application thereof (including depreciation lives).

4.3   Exclusivity

Until this Agreement has been terminated pursuant to Article 8, Seller will not, and will cause the Company and each of its representatives not to, directly or indirectly solicit, initiate, discuss or negotiate with, or provide any non-public information to, any party (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company and its Subsidiaries, or any of the capital stock of the Company or its Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary.

4.4   HSR Act Filing

As promptly as practicable, Seller and Buyer shall make all filings and submissions under the HSR Act, shall provide each other with copies of correspondence, filings or communications with any governmental entity with respect thereto, and shall use their reasonable efforts to obtain clearance under the HSR Act; provided that neither party shall be required to take any action that could have an adverse effect on its business, assets, operations, liabilities, prospects, results of operations or condition (financial or otherwise).

4.5   Allocation Schedule

Within ninety (90) days after the Closing Date, Seller and Buyer shall prepare a schedule setting forth the following items (which shall have been agreed to by the parties): (i) the Purchase Price, (ii) the liabilities of the Company as of the Closing and (iii) an allocation of the sum of the Purchase Price and the aggregate amount of such liabilities among the assets of the Company as of the Closing, which allocation shall be based upon an appraisal obtained by Buyer, at Buyer's expense, and made in accordance with the principles of Section 338(b)(5) and (h)(10) of the Code and the Treasury Regulations thereunder. Such amounts will be used by Seller, Buyer and the Company as the basis for reporting asset values and other items for purposes of all Returns, including, without limitation, the determination of the deemed sale price and the adjusted grossed-up basis of the assets of the Company in
accordance with Treasury Regulations   1.338(h)(10)-1(f) and (e)(5).  Buyer
and Seller agree not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the schedule described in this Section 4.5.

4.6   Environmental Audits

Buyer, at its sole expense and upon prior notice to Seller, may conduct environmental audits or tests or take any action with respect to its due diligence investigation of any real property owned or leased by the Company or any Subsidiary. Any environmental audits or tests shall be performed by any of Buyer's Approved Representatives (as such term is defined in Section 4.1) who works primarily in the area of environmental affairs, or an independent environmental engineering firm, and Seller and its representatives shall be entitled to observe such audits or tests. The findings and recommendations, if any, of such audits or tests shall be communicated to Seller promptly after completion. Buyer agrees that it will repair or restore any physical damage to any property directly caused by such audits or tests or other action of Buyer taken pursuant to this Section 4.6.

4.7   Employees and Employee Benefits

(a) Unless otherwise agreed to by the parties, all employees of the Company and any Subsidiary prior to the Closing Date shall continue as employees of the Company or such Subsidiary, as the case may be, from and after the Closing Date; provided, however, that nothing contained in this Agreement shall be construed to require Buyer to retain in employment any employee of the Company or any Subsidiary for any length of time; provided, further, that Seller shall have the right, but not the obligation, to transfer the employees of the Company and any Subsidiary listed in Disclosure Schedule 4.7(a) from employment by the Company or such Subsidiary to employment by Seller at any time prior to the Closing Date. Seller shall agree to abide by and pay any costs associated with its agreements with Joseph Liu and Larry C. Wimmer.

(b) Any employee of the Company whose employment is terminated by action of Buyer from and after the Closing Date shall receive severance benefits in accordance with the terms of Buyer's severance plan or policy as then in effect. An employee's period of employment with the Company prior to and following the Closing Date shall be credited and treated for all purposes, including the determination of benefits, under Buyer's severance plan or policy as then in effect as if it were employment with Buyer.

(c) For each Plan, Benefit Program or Arrangement, including but not limited to the Company's pension plan, 401(k) plan and health plan, Buyer agrees that an employee's period of employment with the Company or any Subsidiary prior to and following the Closing Date shall be credited and treated for eligibility and vesting purposes as if it were employment with Buyer; provided, however, that nothing contained in this Agreement shall be construed to require Buyer to maintain any such Plan, Benefit Program or Arrangement for any length of time.

(d) Seller shall, or shall cause the Company to, amend the Company's 401(k) plan prior to the Closing Date to eliminate the Seller's common stock fund as an investment alternative for employees of the Company.

(e) Seller shall cause the ESOP to provide, to the extent not already allocated, a pro rata allocation of "company benefits" and of "matching benefits" for the 1997 calendar plan year to the accounts of members employed by the Company as of the Closing Date as if the Closing Date were the year-end allocation date for such plan year and as if such members had met the eligibility requirements for such allocation for such plan year; provided, however, to the extent the foregoing violates the tax qualification requirements of the ESOP, in lieu of compliance with such covenant, Seller shall provide cash payments to the affected members having equivalent economic value as soon as practicable following the Closing Date. Seller shall cause the Company to withdraw from the ESOP prior to, but effective as of, the Closing Date.

(f) As soon as practicable after the Closing Date, Seller shall cause a transfer of assets from the trustee of Seller's Master Trust attributable to the Retirement Plan for Employees of Oil Dynamics, Inc. to the trustee of Baker Hughes Incorporated Retirement Plan Master Trust Agreement or to another trustee designated by Buyer.

4.8   Technology and Asset Transfers

Notwithstanding anything to the contrary elsewhere in this Agreement, the parties agree that Seller shall have the right to purchase from the Company or otherwise cause the Company to transfer to Seller prior to the Closing Date certain technology and assets identified in Disclosure Schedule
4.8 for consideration equal to the aggregate book value of such items. Seller represents that such technology and assets are used exclusively for the items listed in Disclosure Schedule 4.8.

4.9   Option Shares

Seller shall, and shall cause the Company to, use its reasonable efforts to purchase, redeem or cancel, at Seller's expense, all stock options currently outstanding with respect to the Company's Class B common stock, but in no event shall Seller be required to pay in excess of $997 per share to any

Class B common stock optionee. Seller and Buyer agree that Seller's failure to consummate such action by the expiration of the Inspection Period may be considered by Buyer in connection with its decision to terminate this Agreement as permitted by Section 8.1(c) and in connection with the calculation under Section 1.4.

4.10  Collection of Receivables

From and after the Closing Date, Buyer shall cause the Company to use its reasonable efforts to collect the Accounts Receivable. If an obligor on an Accounts Receivable incurs further indebtedness to the Company or any Subsidiary after the Closing Date, all payments received from such obligor after the close of business on the Closing Date shall be credited to the earliest indebtedness still outstanding, unless the obligor denies or disputes its obligation with respect to such indebtedness or otherwise directs allocation of the payment to later indebtedness. In the event that Accounts Receivable in excess of the aggregate amount of (a) the reserve on the Interim Balance Sheet for uncollectible Accounts Receivable and (b) any remaining balance of the $500,000 indemnification threshold referred to in Section 10.5 are not collected in full by the date eighteen (18) months after the Closing Date, then within thirty (30) days after Buyer gives notice thereof to Seller, Seller shall purchase without recourse such excess Accounts Receivable from the Company or a Subsidiary for the amount thereof.

4.11  Reasonable Efforts

Subject to the other provisions of this Agreement, between the date of this Agreement and the Closing Date, each of Seller and Buyer will use its reasonable efforts to cause the conditions provided for in this Agreement be satisfied.


                                   ARTICLE 5

                    CONDITIONS TO EACH PARTY'S OBLIGATIONS

The respective obligation of each party to take the actions required to be taken at the Closing is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

5.1   No Proceedings

There shall be no binding injunction or order of any court or agency prohibiting or preventing the consummation of the transactions contemplated herein.

5.2   HSR Act

The waiting period (and any extension thereof) applicable to the transactions contemplated herein under the HSR Act shall have been terminated or shall have otherwise expired.

                                   ARTICLE 6

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1   Accuracy of Representations

Seller's representations and warranties contained in this Agreement shall be complete and correct in all material respects of the date of this Agreement and at and as of the Closing Date as if repeated and made to speak at and as of such Closing Date.

6.2   Performance

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

6.3   Delivery of Shares

Seller shall have delivered to Buyer stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), free and clear of all Encumbrances, as contemplated by Section 1.3.

6.4   Closing Documents

Each of the following documents must have been delivered to Buyer:

(a) a certificate, dated the Closing Date, executed by Seller and stating that each of Seller's representations and warranties contained in this Agreement was complete and correct in all material respects as of the date of this Agreement and is complete and correct in all material respects at and as of the Closing Date as if repeated and made to speak at and as of the Closing Date;

(b) a certificate, issued by the appropriate government official dated as of a date within five days of the Closing Date, as to the good standing of the Company in the state of Oklahoma;

(c) a certified copy of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements and documents to be executed and delivered by Seller at the Closing;

(d)   all books and records of the Company and each Subsidiary; and

(e) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

6.5   Resignation of Directors and Officers

Each director and officer of the Company and each Subsidiary shall have tendered his or her written resignation from office effective not later than the Closing Date.


                                   ARTICLE 7

                   CONDITIONS TO THE OBLIGATIONS OF SELLER

Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

7.1   Accuracy of Representations

Buyer's representations and warranties contained in this Agreement shall be complete and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if repeated and made to speak at and as of such Closing Date.

7.2   Buyer's Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

7.3   Payment of Purchase Price

Buyer shall have paid $31,250,000 to Seller as contemplated by Section
1.2.

7.4   Closing Documents

Each of the following documents must have been delivered to Seller:

(a) a certificate, dated the Closing Date, executed by Buyer and stating that each of Buyer's representations and warranties contained in this Agreement was complete and correct in all material respects as of the date of this Agreement and is complete and correct in all material respects at and as of the Closing Date as if repeated and made to speak at and as of the Closing Date;

(b) a certificate, issued by the appropriate government official dated as of a date within five days of the Closing Date, as to the good standing of Buyer in the state of Delaware;

(c) a certified copy of resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements and documents to be executed and delivered by Buyer at the Closing; and

(d) such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 8

                                  TERMINATION

8.1   Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)  (i)   by Buyer if any of the conditions in Article 5 or 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition at or before the Closing; or (ii) by Seller, if any of the conditions in Article 5 or 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition at or before the Closing;

(c) by Buyer upon written notice to Seller (i) at any time on or prior to the expiration of the Inspection Period specified in Section 4.1 herein solely on the basis of the results of Buyer's due diligence investigation showing a materially significant discrepancy (defined for purposes of this clause only as an amount in excess of $1,000,000 in the aggregate) with respect to the valuation of the assets, liabilities or contingencies (including any items, conditions or other matters that Buyer believes could adversely affect the business of the Company and the Subsidiaries or its future results, based on Buyer's sole judgment of the amount of the potential impact on the valuation, including, without limitation, loss or cancellation of a significant customer, supplier, license, location, agreement or project, a possible liability or other exposure, or a possible decline in activity of the business) of the Company and its Subsidiaries, or the failure of Seller to provide Buyer with information reasonably requested by Buyer pursuant to
Section 4.1, or (ii) at any time on or before the sixtieth day from the date of this Agreement solely on the basis of the results of Buyer's due diligence investigation showing an environmental problem with respect to the real property owned or leased by the Company or any Subsidiary which in Buyer's good faith judgment makes it inadvisable to proceed with the transactions contemplated herein; provided, however, that Buyer's termination rights under
Section 8.1(c)(ii) with respect to an environmental problem shall be subject to Seller's right to remedy such environmental problem to Buyer's satisfaction based upon its good faith judgment; or

(d)   by mutual consent of Seller and Buyer.

8.2   Effect of Termination

(a) Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that (i) Seller shall refund to Buyer the $250,000 of the Purchase Price delivered pursuant to
Section 1.2, plus 7% interest per annum, and (ii) the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

(b) In the event of the termination of this Agreement by Buyer other than as permitted by Section 8.1, or the termination of this Agreement by Seller if Buyer is in material breach of this Agreement, Buyer shall pay Seller $2,000,000 in cash (against which the $250,000 of the Purchase Price delivered pursuant to Section 1.2 shall be credited), as liquidated damages and not as a penalty (the "Termination Payment") within ten (10) days of such termination, provided that Seller shall not be in material breach of this Agreement. The parties further agree that Buyer shall pay the Termination Payment if this Agreement is terminated pursuant to Section 8.1(b) due to the failure to satisfy the condition set forth in Section 5.2 of this Agreement, provided that Seller shall not be in material breach of this Agreement. The Termination Payment shall be Seller's sole and exclusive remedy for the termination of this Agreement under the circumstances in which the Termination Payment is paid.


                                   ARTICLE 9

                                  TAX MATTERS

9.1   Section 338(h)(10) Election

Buyer and Seller are eligible to and shall make a joint election under
Section 338(h)(10) of the Code and any comparable provision of applicable state or local income tax law (collectively, the "Section 338(h)(10)

Election") with respect to the purchase by Buyer of the Shares no later than sixty (60) days after the Closing Date. Buyer shall be responsible for the preparation and timely filing of Internal Revenue Service Form 8023-A (or any successor form) and any required schedules thereto, and any comparable forms and schedules under applicable state or local income tax law (collectively, the "Form"), providing for the Section 338(h)(10) Election. Seller shall provide such information as Buyer may request from Seller and shall otherwise cooperate with Buyer to enable Buyer to prepare and file on a timely basis the Form and any required supplements thereto (including, without limitation, by properly executing the Form when requested by Buyer).

9.2   Liability for Taxes

(a) Seller shall be liable for, and shall indemnify and hold Buyer, the Company, the Subsidiaries and their affiliates harmless from, (1) any Taxes caused by or resulting from the sale of the Shares (including, without limitation, all Taxes arising from the Section 338(h)(10) Election), (2) any Taxes imposed on or incurred by the Company or any Subsidiary arising out of the inclusion of the Company or any Subsidiary in any Group of which the Company or any Subsidiary is or was a member on or before the Closing Date (even if such Taxes relate to income arising after the Closing Date), (3) any Taxes imposed on or incurred by the Company or any Subsidiary (or any Group with respect to the taxable items of the Company or any Subsidiary) for any taxable period ending on or before the Closing Date (or the portion, determined as described in paragraph (c) of this Section 9.2, of any such Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Period")), (4) any Taxes payable as a result of a breach by Seller of any representation or covenant set forth in
Section 2.8 or 4.5, (5) any sales, use, value added, transfer, real property transfer or gain, gross receipts, excise, stamp, documentary or similar Taxes arising from the transactions contemplated in this Agreement and (6) any attorneys' fees or other costs incurred by Buyer, the Company, the Subsidiaries or any affiliate thereof in connection with any payment from Seller under this paragraph (a) of Section 9.2.

(b) Buyer shall be liable for, and shall indemnify and hold Seller and its affiliates harmless from, (1) any Taxes imposed on or incurred by the Company or any Subsidiary for which Seller is not liable under paragraph (a) of this Section 9.2 and (2) any attorneys' fees or other costs incurred by Seller or any affiliate thereof in connection with any payment from Buyer under this paragraph (b) of Section 9.2.

(c) Whenever it is necessary for purposes of paragraph (a) or (b) of this Section 9.2 to determine the portion of any Taxes imposed on or incurred by the Company or any Subsidiary (or any Group) for a taxable period beginning on or before and ending after the Closing Date which is allocable to the Pre-Closing Period, the determination shall be made, in the case of property, ad valorem or similar Taxes (which are not measured by, or based upon, production) or franchise or capital Taxes (which are not measured by, or based upon, net income), on a per diem basis, except any consequences of the Section 338(h)(10) Election shall be excluded, and, in the case of other Taxes, by assuming that the Pre-Closing Period constitutes a separate taxable period of the Company or the Subsidiary and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Period ratably on a per diem basis and any consequences of the Section 338(h)(10) Election shall be excluded).

(d) Seller and Buyer will, to the extent permitted by applicable law, elect with the relevant taxing authorities to close all taxable periods of the Company or any Subsidiary as of the close of business on the Closing Date.

(e) Buyer agrees to pay to Seller any refund received after the Closing Date by Buyer or its affiliates, including the Company or any Subsidiary, in respect of any Taxes for which Seller is liable under paragraph
(a) of this Section 9.2, but only to the extent such refund has not been reflected as a receivable on the Closing Statement. Seller agrees to pay to Buyer any refund received by Seller or its affiliates in respect of any Taxes for which Buyer is liable under paragraph (b) of this Section 9.2. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received.

(f) Seller and Buyer agree that any payment made with respect to Taxes pursuant to this Section 9.2 shall be treated by the parties on their Returns as an adjustment to the Purchase Price for the Shares.

(g) At or prior to the Closing, Seller will provide to Buyer a schedule which sets forth the following information with respect to each of the Foreign Subsidiaries as of the date which is as close to the Closing Date as is reasonably practicable: (i) the adjusted basis for United States federal income tax purposes of the assets of the Foreign Subsidiary, (ii) the accumulated earnings and profits for United States federal income tax purposes of the Foreign Subsidiary, (iii) the post-1986 foreign income taxes of the Foreign Subsidiary within the meaning of Section 902(c)(2) of the Code, (iv) the previously taxed earnings of the Foreign Subsidiary for purposes of
Section 959 of the Code, (v) the amount of distributions made by the Foreign Subsidiary during the taxable year which includes the Closing Date and (vi) the subpart F income within the meaning of Section 952 of the Code of the Foreign Subsidiary for the taxable year which includes the Closing Date.

9.3   Tax Proceedings

In the event Buyer, the Company, the Subsidiaries or any of their affiliates receive notice (the "Proceeding Notice") of any examination, claim, adjustment or other proceeding with respect to the liability of the Company or any Subsidiary for Taxes for any period for which Seller is or may be liable under paragraph (a) of Section 9.2, Buyer shall notify Seller in writing thereof (the "Buyer Notice") no later than the earlier of (i) thirty (30) days after the receipt by Buyer, the Company, the Subsidiaries or any of their affiliates of the Proceeding Notice or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which Seller is solely liable under paragraph (a) of Section 9.2, Seller shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided Seller notifies Buyer in writing that it desires to do so no later than the earlier of (i) thirty (30) days after receipt of the Buyer Notice or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice. The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 9.3.

9.4   Payment of Taxes

All Taxes with respect to the Company or the Subsidiaries shall be paid by the party that is legally responsible therefor. Except as otherwise provided in this Article 9, any amount to which a party is entitled under this
Article 9 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.

9.5   Returns

All Returns which relate to any Taxes of the Company or the Subsidiaries shall be prepared and filed by the party that is legally responsible therefor. All taxable items of the Company for the period beginning on January 1, 1997 and extending through the close of business on the Closing Date will be included in the consolidated United States federal income tax Return of the Group of which Seller is the common parent and will be reported on a basis consistent with previously filed Returns. Buyer and its affiliates, including the Company and the Subsidiaries, shall cooperate with Seller and shall make available all necessary records and timely take all action necessary to allow Seller and its affiliates to prepare and file the Returns which they are responsible for preparing and filing under this Section 9.5.

9.6   Tax Allocation Arrangements

Effective as of the Closing, all liabilities and obligations between the Company or any Subsidiary, on one hand, and Seller and any affiliates thereof, on the other hand, under any tax indemnity, sharing, allocation or similar agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Seller and its affiliates shall execute any documents necessary to effectuate the provisions of this Section 9.6.

9.7   Cooperation and Exchange of Information

Each party will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of the Company or the Subsidiaries for Taxes for any period for which such other party is or may be liable under paragraph (a) or (b) of Section 9.2. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The parties and their affiliates will preserve and retain all Returns, schedules, work papers and all material records or other documents relating to any such Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Company or the Subsidiaries as they shall deem necessary. Any information obtained pursuant to this Section 9.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 9.7 at its own expense.

9.8   Survival of Obligations

The obligations of the parties set forth in this Article 9 shall be unconditional and absolute and shall remain in effect without limitation as to time.

9.9   Conflict

In the event of a conflict between the provisions of this Article 9 and any other provisions of this Agreement, the provisions of this Article 9 shall control. In particular, the provisions of Section 10.5 shall not apply to any amounts for which any party is liable under this Article 9.


                                   ARTICLE 10

                          INDEMNIFICATION; REMEDIES

10.1  Survival

All representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date, at which time they shall terminate.

10.2  Indemnification and Payment of Damages by Seller

Seller will indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable attorneys' fees) (collectively, "Damages"), arising, directly or indirectly, from or in connection with (a) any breach of any representation, warranty, covenant or obligation of Seller in this Agreement (without giving effect to the individual materiality or knowledge qualifications otherwise contained in
Article 2 hereof) and (b) any warranty, product liability or other claim relating to any product sold by the Company or any Subsidiary prior to the Closing Date to the extent not reserved for under the Company's consolidated financial statements, except that Buyer shall not in any case be entitled to indemnification under this Section 10.2 for any environmental matter involving the Company or any Subsidiary.

10.3  Indemnification and Payment of Damages by Buyer

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or obligation of Buyer in this Agreement.

10.4  Time Limitations

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless within eighteen (18) months from the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed and complied with prior to the Closing Date, unless within eighteen (18) months from the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

10.5  Limitations on Amount--Seller

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 until the total of all Damages with respect to all such matters exceeds $500,000, and then only for the amount by which such Damages exceed $500,000, up to a maximum aggregate liability for Damages of $5,000,000. Under no circumstances shall Seller have liability for Damages exceeding $5,000,000 in the aggregate. However, this
Section 10.5 will not apply to any breach of any of Seller's representations and warranties of which Seller had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such breaches.

10.6  Procedure for Indemnification--Third Party Claims

(a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3, of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim.

(b) If any proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

10.7  Procedure for Indemnification -- Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.8  General

The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing without limitation. The indemnification obligations under this Article 10 shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the Indemnified Person. The rights of the parties to indemnification under this Article shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. All representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

10.9  Release

Effective as of the Closing, Seller does hereby remise, release, acquit and forever discharge each of the Company and the Subsidiaries and their respective affiliates, partners, officers, directors, controlling persons or entities, employees, attorneys and successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which Seller now has, owns or holds or has at any time previously had, owned or held against the Company or any Subsidiary. This release is expressly intended to apply notwithstanding any act or omission by the Company or any of such persons, including any negligent acts or omissions by the Company or any of such persons.


                                   ARTICLE 11

                              GENERAL PROVISIONS

11.1  Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that Buyer shall bear the costs of any environmental audit reports and tests contemplated hereunder. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2  Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Seller and Buyer shall mutually determine. Unless consented to by the other party in advance or required by law, prior to the Closing, each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Seller and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers of the Company or any Subsidiary and others having dealings with the Company or any Subsidiary will be informed of the transactions contemplated by this Agreement.

11.3  Confidentiality

The letter agreement dated June 9, 1997 between Seller and Buyer is hereby incorporated by reference into this Agreement as though fully set forth herein. After the Closing, Seller will not, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the Company or any Subsidiary or their business or operations, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that Seller or any affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, Seller shall, and shall cause such affiliate to, provide Buyer with prompt notice of such requirement so that Buyer may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Seller shall, and shall cause such affiliate to, furnish only that portion of the information that Seller or such affiliate, as the case may be, is advised by its counsel is legally required and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Seller or any affiliate which was not permitted by this Agreement.

11.4  Non-Solicitation

Seller agrees that between the date of this Agreement and the Closing
Date, it will not solicit for employment any officer, director or key employee of the Company or its Subsidiaries. If this Agreement is terminated for any reason pursuant to Article 8, (a) Buyer agrees that for a period of six (6) months from the date of termination, Buyer and its subsidiaries will not solicit for employment any officer, director or key employee of Seller, the Company or any Subsidiary, and (b) Seller agrees that for a period of six (6) months from the date of termination, Seller, the Company and any Subsidiary will not solicit for employment any officer, director or key employee of Buyer or its subsidiaries. Each of the foregoing prohibitions shall not apply to solicitations made to the public or the industry generally, and Seller or Buyer, or their respective subsidiaries, as the case may be, shall not be prohibited from employing any such person who contacts such party on his or her own initiative without any prohibited solicitation.

11.5  Covenant Not To Compete

For a period of three (3) years from the Closing Date, Seller shall not directly or indirectly engage in the manufacture, sale or distribution of products currently manufactured, sold or distributed by the Company or its Subsidiaries.

11.6  Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of transmission), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:

   Franklin Electric Co., Inc.
   400 E. Spring Street
   Bluffton, IN 48714
   Attention:  Mr. Jess B. Ford
               Vice President and Chief Financial Officer
   Telephone:  (219) 827-5539
   Telecopy:   (219) 827-5633

with a copy to:

   Schiff Hardin & Waite
   7200 Sears Tower
   Chicago, IL 60606
   Attention:  Robert J.  Regan
   Telephone:  (312) 258-5606
   Telecopy:   (312) 258-5600

If to Buyer, to:

   Baker Hughes Incorporated
   3900 Essex Lane, Suite 1200
   Houston, Texas 77027
   Attention:  Lawrence O'Donnell, III
   Telephone:  (713) 439-8718
   Telecopy:   (713) 439-8472

with a copy to:

   J.  David Kirkland, Jr.
   Baker & Botts, L.L.P.
   3000 One Shell Plaza
   Houston, TX 77002
   Telephone:  (713) 229-1234
   Telecopy:   (713) 229-1522

11.7  Arbitration

Any dispute between the parties with respect to this Agreement which is not resolved by good faith negotiations within forty-five (45) days after written notice of such dispute is given by either Buyer or Seller to the other party, will be settled exclusively by arbitration before a single arbitrator appointed by JAMS/Endispute. If the total amount (not including interest) of the dispute exceeds $100,000, the arbitration will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute; any other arbitration will be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS/Endispute. Each party shall each bear its own expense (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration. The arbitration award shall allocate the arbitrator's fees and expenses according to the relative success of the parties in the arbitration, as determined by the arbitrator.

11.8  Further Assurances

The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.9  Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.10 Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.11 Assignments, Successors, and No Third-Party Rights

No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that no such consent of Seller shall be required for an assignment by Buyer to a wholly-owned subsidiary of

Buyer which does not relieve Buyer of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and the Company any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.12 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13 Headings, Construction

The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.14 Governing Law

This Agreement will be governed by the laws of the State of Oklahoma without regard to conflicts of laws principles.

11.15 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                       FRANKLIN ELECTRIC CO., INC.


                                       By: /s/ Jess B. Ford
                                          -----------------------------
                                       Name:   Jess B. Ford
                                       Title:  Vice President and
                                               Chief Financial Officer

                                       BAKER HUGHES INCORPORATED


                                       By: /s/ Joseph F. Brady
                                          -----------------------------
                                       Name:   Joseph F. Brady
                                       Title:  Vice President